Calculation of Filing Fee Tables
S-8
Antero Midstream Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	common stock, $0.01 par value per share	Other	14,670,700	$ 14.42	$ 211,551,494.00	0.0001476	$ 31,225.00
Total Offering Amounts:						$ 211,551,494.00		$ 31,225.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 31,225.00
Offering Note
[1]	The Form S-8 registration statement to which this Exhibit 107.1 is attached (the "Registration Statement") registers 14,670,700 shares of common stock, $0.01 par value per share (the "Common Stock"), of Antero Midstream Corporation, a Delaware corporation, that may be delivered with respect to awards under the Amended and Restated Antero Midstream Corporation Long Term Incentive Plan (as amended from time to time, the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on July 26, 2024 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $14.42.